Exhibit 99(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 23, 2012, relating to the financial statements and financial highlights which appear in the May 31, 2012 Annual Report to Shareholders of John Hancock Income Fund (formerly John Hancock Strategic Income Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
September 24, 2012